Exhibit 16.1

January 7, 2016

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Insynergy Products, Inc.

Commission File No. 0-54892

We have read the statements of Insynergy Products, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 7, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP